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                                                                   Exhibit 10.18

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the 22nd day of November, 2002 by and between ALCOA BUILDING PRODUCTS, INC., an Ohio corporation (the "Buyer"), PLY GEM INDUSTRIES, INC., a Delaware corporation (the "Seller"), and NORTEK INC., a Delaware corporation.

         WHEREAS, The Seller owns all of the authorized, issued and outstanding capital stock (the "Shares") of Richwood Building Products, Inc., a Delaware corporation (the "Company"); and,

         WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Shares upon the terms and subject to the conditions set forth below; and,

         NOW THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto mutually agree as follows:

1. PURCHASE AND SALE OF SHARES.

         1.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for the consideration specified below in this Section 1.

         1.2. Purchase Price.

            (a) As the purchase price for the Shares (the "Purchase Price"), the Buyer agrees to pay to the Seller at the Closing EIGHT MILLION SEVEN HUNDRED THOUSAND ($8,700,000) DOLLARS by wire transfer of immediately available federal funds to a bank account designated by Seller. The Purchase Price shall be subject to a post-Closing adjustment in accordance with the following paragraphs of this Section 1.2.

            (b) If the Closing Net Working Capital (as defined in paragraph (c) below) exceeds, by more than $100,000, the Target Amount (as defined in paragraph (c) below), the Buyer shall pay to the Seller the amount of the difference between the Closing Net Working Capital and the Target Amount. If the Target Amount exceeds, by more than $100,000, the Closing Net Working Capital, the Seller shall pay to the Buyer the amount of the difference between the Closing Net Working Capital and the Target Amount. Such payments shall be made in cash within five business days after the Closing Working Capital Statement shall have been agreed upon or deemed agreed upon pursuant to paragraph (d) below.

            (c) The "Target Amount" shall be $2,300,000. The "Closing Net Working Capital" shall mean the sum of the Company's cash and cash equivalents, net accounts receivable, net inventory less the amount of $130,000, and prepaid current assets as of the Closing Date less accounts payable and current accrued expenses (excluding any accruals related to any Employee Benefit Plan identified in Section 10.2(c)) as of the Closing Date as set forth on the Closing Balance Sheet. For purposes of determining Closing Net Working Capital all inter-company balances will be excluded from the calculation.

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(d) Within 45 days after the Closing, the Seller, at Seller's expense, shall prepare and deliver to the Buyer an unaudited income statement and related balance sheet (together with all footnotes thereto) as of the Closing Date (the "Closing Balance Sheet") and an unaudited statement of Closing Net Working Capital for the Company as of the Closing Date (the "Preliminary Closing Working Capital Statement"). The Seller shall prepare the Closing Balance Sheet and the Preliminary Closing Working Capital Statement on the basis of the accounting methods, treatments, assumptions, principles and procedures used in the preparation of the Financial Statements (as defined in Section 3.5), whether or not such accounting methods, treatments, principles and procedures are in accordance with generally accepted accounting principles. In particular, without limiting the foregoing, Buyer shall not object to the prices used to value inventory nor the calculation of the obsolescence reserve if the costing methodology is consistent with the Financial Statements (defined herein) dated September 28, 2002. Without limiting the generality of the foregoing, the Preliminary Closing Working Capital Statement shall be prepared on the basis of facts relating to the Company's operations prior to the Closing Date known by the management of the Seller, presented to Buyer no later than 45 days after the Closing Date, prepared on the assumption that the Company continues to be a part of the Seller's group of companies and no adjustment, provision, charge, reserve or write-off shall be made or included in respect of any costs, liabilities or charges to be incurred after the Closing Date as a consequence of the change of ownership of the Company or any change in management strategy, direction or priority resulting therefrom or in respect of the complete or partial reorganization or restructuring of any business or operation of the Company. The Buyer shall be entitled to full access to the relevant records and working papers used by the Seller in preparing the Preliminary Closing Working Capital Statement. If the Buyer believes that any change is required to be made to the Preliminary Closing Working Capital Statement, including but not limited to changes that may be required as a result of facts relating to the Company's operations prior to the Closing Date becoming known to Buyer after the date that Seller presents Buyer the Preliminary Closing Working Capital Statement, the Buyer shall, within 45 days after receipt, give written notice and description of, and reasonable basis for, such change to Seller. Seller agrees that following its delivery of the Preliminary Closing Working Capital Statement to Buyer until 45 days after Buyer's receipt of it, Seller shall have a duty to make known to Buyer immediately any facts relating to the Company's operations prior to the Closing Date that had they been known to Seller at the time it was preparing the Preliminary Closing Working Capital Statement would have been reflected in the Preliminary Closing Working Capital Statement. Failure to notify the Seller shall constitute acceptance and approval of the Preliminary Closing Working Capital Statement. If the proposed change is not accepted by the Seller, then the Buyer and the Seller shall negotiate in good faith to resolve the dispute. If, after 30 days, any such proposed change remains disputed, then
(i) the Buyer or the Seller, as the case may be, shall immediately pay to the other party the amount, if any, not subject to the dispute and (ii) a mutually agreed upon, nationally recognized accounting firm independent from Seller and Buyer (the "Accounting Firm") shall be instructed to use its best efforts to resolve any such dispute within 45 days after such dispute has been referred to it. The decision of the Accounting Firm shall be final and binding. The fees and expenses of the Accounting Firm shall be allocated between the Buyer and the Seller equally. The "Closing Working Capital


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Statement" shall mean the Preliminary Closing Working Capital Statement as finally agreed upon or deemed agreed upon pursuant to the foregoing provisions.

         1.3. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by telephone and facsimile, with the exchange of documents to occur immediately thereafter by courier, commencing at 12:00 p.m. local time on November 22nd, 2002, or such other date and/or time as the Buyer and the Seller may mutually agree (the "Closing Date").

         1.4. Deliveries at the Closing. At the Closing, the Seller will (i) sell, convey, transfer, assign and deliver to the Buyer a stock certificate representing all of the Shares free and clear of any and all restrictions on transfer, encumbrances, claims, taxes, liens or other demands or liabilities, endorsed in blank for transfer or accompanied by duly executed assignment documents; (ii) deliver the resignations of all members of the Board of Directors and officers of the Company; (iii) deliver all documents required to be delivered to Buyer pursuant to this Agreement; and (iv) the Buyer will deliver to the Seller the consideration specified in Section 1.2 above.

         1.5. Excluded Liabilities. Buyer will not assume any of the following liabilities whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, of the Company: (i) to any related entities (parent, subsidiary or affiliate) and Seller shall fully discharge and settle all such liabilities as of the Closing Date; and (ii) for any federal, state, local, or foreign income taxes, including any interest, penalty, or addition thereto, whether disputed or not, that have been or may be incurred as a result of operation of the Company or otherwise by Seller for any periods ending on or before the Closing Date, including without limitation (a) any of such taxes that will accrue after such date as a result of operation of the Company for periods ending on or before the Closing Date (b) any liability for the deferral of such taxes, if any, and (c) any liability for such taxes that accrue as a result of Seller's receipt of the Purchase Price (collectively, the Liabilities described in (i) and (ii) shall be referred to herein as the "Excluded Liabilities").

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are true, correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule").

         2.1. Authorization. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Seller has obtained all necessary approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms. Except for the filing of notices under the Hart-Scott-Rodino Antitrust Improvements Act (the "H-S-R Act"), the Seller need not give any notice to, make any filing with, or obtain any


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authorization, consent or approval of any government or government agency in order to consummate the transactions contemplated by this Agreement.

         2.2. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or (iii) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Seller or the Company, as amended.

         2.3. Broker's Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

         2.4. Ownership of Shares. The Seller holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer, encumbrances, claims, taxes, liens or other demands or liabilities. The Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Shares or any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting of the Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY.

         The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are in all material respects true, correct and complete as of the Closing Date, except (i) as set forth in the Disclosure Schedule, or (ii) for changes in the business and properties of the Company expressly permitted or required by the terms hereof.

         3.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature or conduct of its business or the ownership or leasing of its properties requires such qualification. The Company has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties as such properties are now owned, leased or operated.
Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer true, correct and complete copies of the charter and by-laws of the Company (each as amended to date). The term "Material Adverse Effect" as used herein shall mean, with respect to any one or more changes, events, or effects a material adverse effect on the business, the financial condition or the operational results of


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the Company other than any event, change or effect resulting from, or relating to (a) the economy or financial markets in general or (b) the industries in which the Company operates and not specifically relating to or having a disproportionate effect on the Company.

         3.2. Capitalization. The entire authorized, issued and outstanding Shares are as described in Section 3.2 of the Disclosure Schedule. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the issued and outstanding Shares are held of record and beneficially by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Seller or the Company is a party, or which are binding upon the Seller or the Company providing for the issuance, disposition or acquisition of any of the Shares or any capital stock of the Company. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Shares of the Company.

         3.3. Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, security interest or other encumbrance upon the Shares or any property of the Company pursuant to (a) its charter or by-laws, each as amended to date; (b) any agreement or commitment, whether written, verbal or otherwise, to which it is a party or by which it or any of its properties is bound or to which it or any of such properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

         3.4. Governmental Consent. Except for compliance with the H-S-R Act, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

         3.5. Financial Statements. Attached hereto as Section 3.5 of the Disclosure Schedule are copies of the unaudited income statements of the Company for the period ended December 31, 2001 and for the nine months ended September 28, 2002; and the related balance sheets of the Company as at such dates (together with all footnotes thereto, the "Financial Statements"). Except as disclosed in any footnote thereto, each of such Financial Statements has been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial condition and results of operations, cash flow and changes in stockholders' equity of the Company as of and for the periods then ended; provided, however, that the Financial Statements lack all required footnotes and other presentation items.

         3.6. Absence of Certain Changes. Since September 28, 2002, the Company has carried on its business only in the ordinary course, has not taken or failed to take any action or engaged or failed to engage in any transaction outside the ordinary course of business the primary purpose or effect of which has been to generate or preserve cash, and there has been


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no change in the financial condition of the Company that is reasonably likely to result in a material adverse effect on the business, financial condition or results of operations of the Company, and during such period there has not been:

            (i) (A) any granting by Company to any director or officer of Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 2001, (B) any granting by Company to any such director or officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2001, (C) any entry by Company into any employment, severance or termination agreement with any such director or officer or (D) any grant of any option or right to acquire any Shares or other capital stock of the Company;

            (ii) any change in accounting methods, principles or practices by Company materially affecting the consolidated assets, liabilities or results of operations of Company, except insofar as may have been required by a change in GAAP; or

            (iii) any material elections with respect to taxes of Company (except as required by law or as consistent with prior period tax returns) or settlement or compromise by Company of any material tax liability or refund.

         3.7. Title to Properties. The Company has good title to, or a valid leasehold interest in, all of the tangible assets, including, but not limited to inventory, which it uses in the conduct of its business, free and clear of any liens, security interests or other encumbrances, other than (i) liens for current taxes not yet payable, (ii) zoning and building statutes, ordinances, resolutions or regulations which, as to any Company property, do not individually or in the aggregate materially adversely affect the Company's ability to conduct its business as now being conducted, and (iii) other encumbrances identified in Schedule 3.7 (collectively, "Permitted Encumbrances").

         3.8. Real Property.

            (a) Section 3.8(a) of the Disclosure Schedule lists all real property owned by the Company (the "Owned Real Property"). The Company has good title to its Owned Real Property in fee simple absolute, free and clear of all defects of title and also free and clear of all liens, security interests or other encumbrances, other than Permitted Encumbrances. No party other than the Company is in possession of any portion of the Company's Owned Real Property, whether as lessee or sub lessee thereof, tenant at sufferance or otherwise. There are no pending or, to the Knowledge of the Seller, threatened special assessments affecting all or any portion of the Owned Real Property. All real estate taxes, penalties and interest due and payable on or before the Closing Date with respect to the Owned Real Property have been paid in full.

            (b) The leases listed in Section 3.8(b) of the Disclosure Schedule (the "Real Property Leases") constitute all leases, subleases, licenses and other agreements under which the Company uses or occupies or has any right to use or occupy, now or in the future,


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any real property (the "Leased Real Property"). The Seller has heretofore delivered to the Buyer true, correct and complete copies of all Real Property Leases (including all modifications thereof and all amendments and supplements thereto). Each of the Real Property Leases is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company thereto as a tenant thereunder is current, no notice of default or termination under any Real Property Leases is outstanding, no termination or partial termination or retaking event or condition or uncured default on the part of the Company thereto or, to the Knowledge of the Seller, the landlord, exist or will arise as a result of execution of this Agreement under any Real Property Lease that are reasonably likely to result in a Material Adverse Effect, and no event has occurred and no condition exists, including but not limited to the execution of this Agreement, which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event of condition.

         3.9. Environmental, Health, and Safety Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is in compliance with Environmental, Health, and Safety Requirements. The Company has not during the last two years received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its facilities arising under Environmental, Health, and Safety Requirements other than violations set forth in Schedule 3.9. This
Section 3.9 contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements. As used herein, "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         3.10. Material Contracts. Section 3.10 of the Disclosure Schedule lists all of the following types of contracts written, verbal or otherwise: (i) license, royalty or similar agreements; (ii) collective bargaining agreements;
(iii) noncompetition agreements; (iv) leases of real and personal property that involve payments in excess of $50,000 per year; (v) distribution agreements;
(vi) marketing agreements; (vii) manufacturing agreements; (viii) purchase and sales orders or other agreements with vendors, contractors or customers in excess of $30,000 individually or $100,000 in the aggregate during calendar year 2002; (ix) instrument, note, loan, financing or other credit agreements (including security agreements relating thereto); (x) outstanding letters of credit, powers of attorney or guarantees; (xi) employment, consulting, stock option, incentive or other compensation agreements; (xii) any transactions, contracts or arrangements between the Company and any officer or director, affiliate or other related party; and (xiii) partnership or joint venture

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agreements. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section 3.10 of the Disclosure Schedule (as amended to date). The Company is not in breach of any of the foregoing, and the Company has not waived the future enforceability of any rights under any such contract, agreement or commitment. Company is not aware of any counter-parties in breach of, or which Company has reasonable concerns may be in breach of, any of the foregoing.

         3.11. Intellectual Properties. Section 3.11 of the Disclosure Schedule identifies each patent or trademark registration which has been issued to or used by the Company with respect to any of its intellectual property, and identifies each pending patent application or application for trademark registration which the Company has made with respect to any of its intellectual property, as well as all trade names, brand names, service marks and copyrights used or owned by the Company (the Intellectual Property"). Except as set forth on Section 3.11 of the Disclosure Schedule, no items of Intellectual Property are licensed to the Company. To the Knowledge of the Seller, Seller has not received any written notification of infringement of any Intellectual Property by the Company or Seller. To the Knowledge of the Seller, no Intellectual Property infringes on any intellectual property rights of others in any jurisdiction in which such Intellectual Property is used. The Company owns or otherwise has the right to use all of the Intellectual Property material to its business, including without limitation the Internally Flashed Siding Channel and Roof Vent, identified in Section 3.11 of the Disclosure Schedule.

         3.12. Litigation. Section 3.12 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party to any charge, complaint, action, suit, proceeding, hearing, arbitration or investigation pending in any court or quasi-judicial or administrative agency of, any federal, state, local, or foreign jurisdiction or before any arbitrator.

         3.13. Legal Compliance. The Company is in compliance with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and any writ, judgment, decree, injunction or similar order of any federal, state, local or foreign governmental or regulatory authority, whether preliminary or final, applicable to the Company, other than failures to comply that would not be reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, to the extent that another section of this Agreement requires the Seller to make a representation and warranty concerning one or more specifically identified (either by section number, title name or popular name) federal, state, local or foreign governments' laws (including rules and regulations thereunder), or requires Seller to make a representation and warranty concerning a category of laws as set forth in Sections 3.9, 3.14, 3.20 and 3.22, Seller's obligations set forth in this Section 3.13 shall not apply and shall instead be limited to the obligations set forth therein with respect to such specifically referenced laws.

         3.14. Employee Benefits. Section 3.14 of the Disclosure Schedule lists each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering employees of the Company (the "Employee Benefit Plans"). To the Seller's Knowledge, each such Employee Benefit


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Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an "employee pension benefit plan" as defined in ERISA (an "Employee Pension Benefit Plan"). All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an "employee welfare benefit plan" as defined in ERISA ("Employee Welfare Benefit Plan"). Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of such Section. As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions). The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan. Seller has not incurred (i) any obligation to make any contribution to any "multi-employer plan" as defined in Section 4001(a) (3) of ERISA or (ii) any withdrawal liability from any multi-employer plan under
Section 4201 of ERISA. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of the Employee Benefit Plan, the assets of any of the trusts or funds under any of such plans or the plan sponsor or the plan administrator of such plans, or against any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Arrangements with respect to the operation or administration of such Employee Benefit Plan (other than routine benefit claims), nor does Seller have knowledge of facts which could reasonably be expected to give rise to an action, claim or lawsuit which could have a Material Adverse Effect upon Buyer. To Seller's Knowledge, there are no pending investigations by any governmental agency involving the Employee Benefit Plan.

         3.15. Investments. The Company owns no capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

         3.16. Taxes. For purposes of this Section 3.16 and Article 9, the definitions appearing on Schedule 3.16 shall apply, provided, however, that for purposes of this Section 3.16, (i) the term "Tax" shall not include any federal or state income tax and (ii) the term "Tax Return" shall not include any federal or state income tax returns.

            (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or accrued on the Closing Working Capital Statement. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To Seller's Knowledge, on and after


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September 4, 1997, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) No Seller or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Company have knowledge based upon personal contact with any agent of such authority.

            (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         3.17. Accounts Receivable. All accounts receivable of the Company that are reflected in the Financial Statements represent valid obligations, free and clear of any liens, arising from bona fide transactions entered into in the ordinary course of business.

         3.18. INTENTIONALLY OMITTED.

         3.19. Customers and Suppliers. Schedule 3.19 sets forth a complete and correct list of the names of the ten largest suppliers and ten largest customers of Company during the last fiscal year and the total sales to, or purchases from, such customers or suppliers made during such fiscal year.

         3.20. Permits. Company possesses all requisite governmental franchises, certificates, registrations, licenses, permits, authorizations, approvals and consents ("Permits") to own its properties and to carry on its business as it is being conducted at the Closing Date. Company holds and is in substantial compliance with all Permits required by it in connection with the conduct of its business, as currently conducted, under all federal, state, local and foreign laws, rules and regulations (each, a "Law") or writ, judgment, decree, injunction or similar order of any federal, state, local or foreign governmental or regulatory authority, whether preliminary or final, (each, an "Order"), except where failure to so hold or be in compliance is not reasonably likely to result in a Material Adverse Effect.

         3.21. Insurance. Schedule 3.21 sets forth each insurance policy, surety bond and insurance risk arrangement maintained by or for the benefit of the Company on its properties, assets, products, business or personnel. All such policies are in full force and effect, all premiums have been paid in full, and no written notice of cancellation has been received with respect to any such insurance. The Company is not in default with respect to any provision contained in any insurance policy nor has it failed to give any notice or present any material claim under any insurance policy in due and timely fashion. The Company has not been refused any casualty and property insurance during the three-year period prior to the date of this Agreement. The Company shall retain its rights to coverage under all casualty and property insurance policies existing prior to the Closing Date for occurrences arising prior to the Closing and subject to (a) Section 8.5 herein, and (b) the rights of other insureds under such policies.

         3.22. Labor Matters.

            (a) Seller is not a party to or bound by any collective bargaining agreement. There are no unfair labor practice complaints, strikes or other labor disturbances pending or threatened involving employees of Seller. No question concerning representation (as such term is used in the context of proceedings before the National Labor Relations Board) exists respecting the employees of Seller. No grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement of Seller is pending or threatened. Seller has not in the past three (3) years experienced a work stoppage by its employees which work stoppage caused a significant interruption of normal operations. Seller is in compliance with all applicable federal, state, and local laws with respect to discrimination, hours worked by, working conditions of, and payments made to or on behalf of, its employees, other than failures to comply that would not be reasonably likely to have a Material Adverse Effect.

            (b) Schedule 3.22(b) identifies each employee of the Company who is actively employed or is on an approved leave of absence, including but not limited to military, disability, sickness, pregnancy or disability leave, immediately prior to the Closing (which Schedule may be updated as of the Closing Date to reflect any change) (the "Company Employees"). Except as set forth on Schedule 3.22(b), there are no third parties who have been treated by the Company as its agents or independent contractors who are entitled to any rights, privileges or benefits under any Employee Benefit Plan.

         3.23. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, Seller makes no representations or warranties, and Seller hereby disclaims any other representations or warranties (express or implied), whether made by Seller or by any of their officers, directors, employees or agents, if any, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby notwithstanding the delivery or disclosure to the Buyer or any of their representatives of any documentation or other information with respect to any one or more of the foregoing.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the Closing Date.

         4.1. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite power, authority and capacity to execute and deliver this Agreement and all other agreements, documents and instruments contemplated hereby and to carry out all actions required of it pursuant to the terms of this Agreement.

         4.2. Corporate Approval, Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its board of directors and stockholders required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         4.3. Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien, security interest or other encumbrance upon any property of the Buyer pursuant to (a) the charter documents or by-laws of the Buyer, each as amended to date; (b) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority except, in cases of clause (b) of this sentence, for such violations, conflicts, or defaults that are not likely to result in a Material Adverse Effect.

         4.4. Investment. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

         4.5. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, Buyer makes no representations or warranties, and Buyer hereby disclaims any other representations or warranties (express or implied), whether made by Buyer or by any of their officers, directors, employees or agents, if any, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby notwithstanding the delivery or disclosure to the Seller or any of their representatives of any documentation or other information with respect to any one or more of the foregoing.

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

         5.1. Opinion of Counsel. Seller shall have delivered to Buyer an opinion of counsel for Seller and the Company in form and substance satisfactory to Buyer, acting reasonably, to the effect that:

            (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and is duly registered to carry on business in Delaware and Kentucky;

            (b) This Agreement has been duly executed and delivered by Seller and the Company and is the valid and binding obligation of each of them enforceable against each in accordance with its terms;

            (c) The authorized capital of the Company consists of 2000 Shares, of which there are issued and outstanding 10 Shares. All of the Shares are duly authorized and validly issued, and are fully paid-up and non-assessable. Seller has marketable title to the Shares free and clear of all encumbrances with full right, power and authority to transfer and sell said Shares to Buyer;

            (d) The execution and performance of the Agreement by Seller will not violate or result in a failure to comply with, any U.S. statute, law, ordinance, regulation, rule or order of any federal, state or local government or any other governmental department or agency;

            (e) Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) violate the Articles of Incorporation or Bylaws of the Company, as amended, (ii) violate, conflict with, or constitute a default under, any material agreement or commitment to which the Company or the Seller is a party;

            (f) No authorization, consent, order, permit or approval of, or filing with, any U.S. federal, or state governmental body is necessary, for the consummation by Seller of the transactions contemplated on its part hereby; and

            (g) Such counsel is not aware of any encumbrances with respect to the Shares, and the certificates for the Shares and instruments of transfer relating thereto delivered to Buyer at the Closing are such as to transfer and to vest in Buyer all right, title and interest to the Shares, free and clear of all such encumbrances.

         5.2. Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the transactions contemplated hereby, certified by the corporate secretary of Seller, as well as the Company's minute book(s) and any other corporate records maintained by the Company.

         5.3. Financial Transition Services Agreement. The parties agree that Nortek Inc. or one of its affiliates will continue to provide to Company certain financial support services pursuant to the terms and conditions of the Financial Transition Services Agreement, attached hereto as Schedule 5.3.

6. CONFIDENTIAL INFORMATION.

         6.1. For purposes of this Agreement, "Confidential Information" shall mean any trade secrets and information, not generally available to the public from sources outside the Seller or Company, in any manner relating to the business or activities of the Company, and any information of others which the Company has a duty to keep confidential.

         6.2. Seller shall not and shall require that each of its directors, officers, employees and affiliates does not, directly or indirectly, disclose to any third party or use Confidential Information in any manner unless such disclosure or use is consented to in writing by an officer of Buyer or is explicitly permitted by this Agreement. These obligations of non-disclosure and non-use shall continue for a period of three (3) years from the date of this Agreement.

         6.3. Notwithstanding the foregoing, Seller has no obligation to keep confidential any information related to the Company if Seller can establish that the same: (i) is or becomes part of the public knowledge or literature without breach of this Agreement by Seller; (ii) Seller is legally required by law or legal process to disclose all or any part of such information, provided that Seller has given timely written notice to Buyer of this obligation, enabling Buyer a reasonable opportunity to seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement, except for financial information required to be included in the consolidated financial statements of Seller and its affiliates. In such event, Seller shall reveal only so much of such information as it is required by law or legal process to disclose.

7. NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

         7.1. Non-Competition. The Seller covenants and agrees that for a period of two (2) years from the execution of this Agreement, Seller will not, directly or indirectly, enter into or take part in either as a partner, owner, consultant or agent, any business or other endeavor which engages primarily in the manufacture of decorative shutters, exterior fixture mounting blocks, gable vents and dryer vents anywhere in the United States or Canada. Seller acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Buyer, that any violation of this Section will result in irreparable injury to Buyer, and that Buyer shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief in addition to any other remedies available to Buyer. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by law. Nothing contained herein shall preclude Seller (or any of its affiliates) from acquiring all or a part of Mid-America Building Products Co. ("Mid-America") at anytime, provided however, in the event Seller or any of its affiliates does acquire Mid-America, Seller and its affiliates agree that for a period of two
(2) years from the execution of this Agreement, Seller and its affiliates will not solicit any of the Company's current customers as of the date of this Agreement, which are not customers of Mid-America at the time of the closing of the acquisition of Mid-America.

         7.2. Non-Solicitation. Seller and Nortek Inc. agree that for a period of two (2) years after the date hereof that neither of them nor their affiliates and representatives will directly or indirectly solicit for employment or by any other contractual arrangement or engagement, employ, engage, interfere with, or endeavor to entice away from Company any of its employees; provided, however, that nothing herein shall restrict Seller or Nortek Inc. from employing any employees that the Company releases from employment. For purposes of Lannie McCoy, the above-restrictions shall apply, provided that neither Seller, Nortek, Inc. nor their affiliates shall be precluded from hiring Mr. McCoy six (6) months after the Closing Date.

8. OTHER COVENANTS AND AGREEMENTS.

         8.1. Expenses. The Buyer and the Seller will each bear their own costs and expenses (including legal and brokers' fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         8.2. Further Assurances. The Seller and the Buyer shall execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement. Without limiting the foregoing, upon Closing Seller agrees that it shall immediately notify the banks at which the Company holds any accounts that any individuals or entities entitled to execute commercial documents on behalf of the Company shall no longer have such authority.

         8.3. Satisfaction of Conditions Precedent. The Seller and the Buyer will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 8.3 shall obligate any party hereto to waive any right or condition under this Agreement.

         8.4. Public Statements or Releases. The Buyer and the Seller agree that, prior to the Closing, without the other party's prior approval, neither they, nor any of their affiliates will make, issue or release any public or industry announcement, statement or acknowledgment of the existence of the transactions provided for herein, other than as may be legally required or advisable.

         8.5. Claims Under Seller Insurance Policies. The Company has been covered for certain periods under casualty and property insurance policies (including, but not limited to, auto liability, general liability, product liability and workers' compensation coverage) maintained by the Seller and Seller's parent and covering the Seller and all of its subsidiaries. Coverage under these policies will cease to apply to the Company for occurrences on or after the Closing Date. The Company shall without limitation retain its rights to coverage under all casualty and property insurance policies for pre-Closing occurrences related to the Company on the condition that the Buyer or the Company reimburses the Seller or its parent (as the case may be) for all charges to Seller or its parent in existence on, or incurred after, the Closing Date in connection with claims under such policies (including, without limitation, all retained or deductible amounts, legal fees, premium tax payments and claim administration fees). Accordingly, the Buyer or the Company shall, promptly, after receipt of notice and supporting documentation, to the extent such supporting documentation is applicable, available and/or provided to the Seller, (and in any event within 45 days), reimburse Seller or its parent for all such amounts charged to the Seller or its parent. To the extent applicable, Seller shall put forth all reasonable efforts to supply Buyer supporting documentation for reimbursement that identifies the insurer and/or third-party administrator
(TPA), insurance policy number or TPA contract number, date of accident or occurrence, claimant, type of claim and payment financials, itemized per claim. To the extent deductibles apply to auto liability, general liability, product liability and workers' compensation, Seller shall quarterly provide Buyer with insurance company or

TPA loss experience reports provided such reports are reasonably available which provide loss estimates by the insurer/TPA for pending claims.

         8.6. Access to Seller Information, Property and Personnel; Record Retention.

            (a) Following the Closing, the Seller shall afford the Buyer and its accountants, counsel and other representatives upon receipt of not less than five (5) business days' prior notice:

               (i) Reasonable access and duplicating rights (at Buyer's expense) during normal business hours to all records, books, contracts and other data and information relating to the Company's business or operations prior to the Closing Date reasonably required by Buyer. Without limiting the foregoing, information may be requested under this paragraph for financial reporting and accounting matters, for purposes of reviewing the Preliminary Closing Working Capital Statement and resolving any differences with respect thereto, for purposes of insurance claim history, and for purposes of preparing and filing any tax returns or defending any tax claim or assessment.

               (ii) Reasonable access to Seller personnel for such reasonable purposes as Buyer may request. Without limiting the foregoing, such purposes may include access and use of personnel for information, testimony, statements and similar matters pertaining to litigation, claims, proceedings, tax contests, audits and other matters involving the Company's business or operations prior to the Closing Date (with the exception of any litigation or claim existing between the Buyer and Seller, except such access as Seller may agree to or as Seller is compelled to provide to Buyer). Such access shall not unreasonably interfere with any employee's performance of his regular duties. Buyer shall be responsible for all out-of-pocket expenses (such as travel and lodging) incurred in connection with such access and use.

            (b) The Seller shall preserve all material information which remains in its possession following the Closing pertaining to the business and operations of the Company prior to the Closing for a period of seven (7) years following the Closing Date, provided, however, that the Seller may offer in writing to Buyer to deliver any such information to Buyer and, if such offer is not accepted within 90 days, such offered information may be disposed of.

         8.7. Access to Company Information, Property and Personnel; Record Retention.

            (a) Following the Closing, the Buyer shall afford the Seller and its accountants, counsel and other representatives upon receipt of not less than five (5) business days' prior notice:

               (i) Reasonable access and duplicating rights (at Seller's expense) during normal business hours to all records, books, contracts and other data and information relating to the Company's business or operations prior to the Closing Date reasonably required by Seller. Without limiting the foregoing, information may be requested under this paragraph for financial reporting and accounting matters, for purposes of preparation of the

Preliminary Closing Working Capital Statement and resolving any differences with respect thereto, and for purposes of preparing and filing any tax returns or defending any tax claim or assessment.

               (ii) Reasonable access to Company personnel for such reasonable purposes as Seller may request. Without limiting the foregoing, such purposes may include access and use of personnel for information, testimony, statements and similar matters pertaining to litigation, claims, proceedings, tax contests, audits and other matters involving the Company's business or operations prior to the Closing Date (with the exception of any litigation or claim existing between the Buyer and Seller, except such access as Buyer may agree to or as Buyer is compelled to provide to Seller). Such access shall not unreasonably interfere with any employee's performance of his regular duties. Seller shall be responsible for all out-of-pocket expenses (such as travel and lodging) incurred in connection with such access and use.

            (b) The Buyer shall cause the Company to preserve all material information pertaining to the business and operations of the Company prior to the Closing for a period of seven (7) years following the Closing Date, provided, however, that the Buyer may offer in writing to Seller to deliver any such information to Seller and, if such offer is not accepted within 90 days, such offered information may be disposed of.

         8.8. Employee Benefit Plans.

         Effective as of Closing Date, the Buyer will become the sponsor of the Employee Benefit Plans identified on Schedule 8.8. Prior to the Closing Date, Seller will take all actions necessary to terminate the Company's participation in any Employee Benefit Plans not identified in Schedule 8.8. Specifically, on the Closing Date the Seller shall assume sponsorship of the Company 401(k) Savings Plan identified in Section 3.14 of the Disclosure Schedule (the "Plan"). Buyer and the Company agree that all contributions made by the Company and/or its employees under the Plan though the Closing Date shall be remitted to State Street Bank that acts as trustee of the Nortek, Inc. Master Trust for Defined Contribution Plans within the period required by ERISA for such remittals.

9. TAX MATTERS.

         9.1. Federal, State and Local Income Taxes.

            (a) (i) Federal Consolidated Returns for Periods Through the Closing Date. Nortek, Inc. will include the income of the Company (including any deferred income triggered into income by Reg.Section1.1502-13 and Reg. Section1.1502-14 and any excess loss accounts taken into income under Reg.Section1.1502-19) on the Nortek Group consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. The Company will furnish Tax information to Nortek, Inc. for inclusion in the Nortek Group's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Nortek, Inc. will allow the Buyer an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company.

Nortek, Inc. will take no position on such returns that relate to the Company that would adversely affect the Company after the Closing Date. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

               (ii) Kentucky Tax Returns for Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared for Kentucky all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, and shall be liable for all Taxes due with respect to such Tax Returns. Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to Buyer's filing of such Tax Return. Not less than ten (10) days prior to the due date for filing such Tax Return, Seller shall provide to Buyer the amount of any Taxes due with respect to such Tax Return.

               (iii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company). Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Working Capital Statement. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

            (b) The Seller and Nortek, Inc. agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for Taxes of any Person other than the Company (i) under Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. The obligation of Seller and Nortek, Inc. to indemnify the Buyer pursuant to this paragraph (b) shall not be subject to any limitations on liability set forth in this

Agreement, including but not limited to those set forth in Section 10.4, and shall forever survive the termination of this Agreement.

         9.2. Certain Contest Rights.

            (a) Nortek, Inc. will allow the Company and its counsel to participate in any audits of Nortek Group consolidated federal income Tax Returns to the extent that such returns relate to the Company. Nortek Group will not settle any such audit in a manner which would adversely affect the Company after the Closing Date without the prior written consent of the Buyer, which consent shall not unreasonably be withheld.

            (b) Buyer, the Company and The Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and The Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, as the case may be, shall allow the other party to take possession of such books and records.

            (c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         9.3. INTENTIONALLY OMITTED.

         9.4. Termination of Prior Tax Sharing Agreements. Effective as of the Closing Date, all tax sharing agreements, whether or not written, to which the Seller or Nortek, Inc. and the Company is a party will have no further effect for any taxable year (whether the current year, a future year, or a past year) and the provisions of this Section 9 shall thereafter govern the obligations of the Seller or Nortek, Inc. and the Company with respect to tax matters.

         9.5. INTENTIONALLY OMITTED.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

         10.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing, unless the damaged party knew of any misrepresentation or breach of warranty at the time of

Closing. All of the representations and warranties of the Seller contained in Sections 2 and 3 (other than Sections 3.9 and 3.16) and of the Buyer contained in Section 4 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within two (2) years of the Closing Date. Section 3.9 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within five (5) years of the Closing Date. Section 3.16 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within 60 days after the expiration of all statutes of limitations, and, to the extent notified by Buyer or Seller, any extensions thereof, with respect to the assessment of any liability described therein.

         10.2. Indemnification By the Seller. The Seller hereby indemnifies and holds harmless the Buyer against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Company in connection with each and all of the following:

            (a) subject to the limitations set forth in Section 10.4, any breach by the Seller of any representation or warranty in this Agreement; and

            (b) subject to the limitations set forth in Section 10.4, any breach of any covenant, agreement or obligation of the Seller contained in this Agreement;

            (c) any claim of any nature for benefits to employees or former employees or beneficiaries under the following Employee Benefit Plans identified in Disclosure Schedule 3.14: (i) the Ply Gem Industries, Inc. Group Pension Plan; (ii) the Short Term Disability Plan; (iii) the Long Term Disability Plan;
(iv) the Life Insurance Plan; (v) the 401(k) Savings Plan; and, (vi) the Multiemployer Plans; and

            (d) any claim of any nature related to any Excluded Liabilities.

Seller's obligations to indemnify and hold harmless the Buyer with respect to any claim made pursuant to paragraphs (c) and (d) shall forever survive the termination of this Agreement.

         10.3. Indemnification By the Buyer. Subject to the limitations set forth in Section 10.4, the Buyer, hereby indemnifies and holds harmless the Seller against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller in connection with each and all of the following:

            (a) any breach by the Buyer of any representation or warranty in this Agreement;

            (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement; and

            (c) except to the extent indemnifiable by Seller pursuant to Section
10.2 above, the Company or its business operations, whether arising before or after the Closing Date.

         10.4. Limitations.

            (a) Except as otherwise specifically provided for herein, the rights and remedies of the parties under this Section shall be the sole and exclusive remedy for breaches of this Agreement.

            (b) Neither party shall not be liable for breaches of its representations and warranties contained in this Agreement until the other has suffered aggregate losses in excess of $250,000 after which point, the party in breach shall only be obligated to indemnify the other against further losses in excess of such amount.

            (c) The aggregate liability of a party hereto for all claims arising from breaches of its representations and warranties contained in this Agreement shall not exceed 50% of the Purchase Price.

            (d) No individual claim or series of related claims arising from breaches of a party's representations and warranties contained in this Agreement shall be valid and assertable unless it is (or they are) for an amount in excess of $10,000.

            (e) In no event shall either party be liable for any losses or damages that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual losses or damages.

            (f) The amount of losses or damages for which indemnification is sought shall be reduced by any recoveries which the indemnified party is entitled to under insurance policies or other payments received or receivable from third parties and any tax benefits actually received or for which the indemnified is eligible.

            (g) Notwithstanding anything herein to the contrary, Seller's obligation to indemnify and hold harmless Buyer against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or the Company in connection with any claims set forth in Section 10.2(c) and
(d) shall not be limited in any manner by the terms of this Agreement, including but not limited to the limitations on liability set forth in this Section 10.4.

         10.5. Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, provided however, that no delay on the part of the indemnified party shall release the indemnifying party of any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is damaged. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof.

         10.6. Defense of Indemnifying Party. In connection with any claim to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. In any such claim or proceeding, the indemnifying party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified party from all liability with respect thereto. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the indemnified party may defend against such claim or litigation, in such manner it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

11. GENERAL.

         11.1. Notices. All notices, demands and other communications hereunder shall be in writing and shall be made by hand delivery, or overnight air courier guaranteeing next day delivery addressed as follows:

                  (a)      if to the Buyer to:

                           Alcoa Building Products, Inc.
                           1590 Omega Drive
                           Pittsburgh, PA 15205
                           Attention: President

         with a copy sent contemporaneously to:

                           Alcoa Inc.
                           201 Isabella Street

                           Pittsburgh, PA 15212-5858
                           Attention: General Counsel

                  (b)      if to the Seller, to:

                           Nortek, Inc.
                           50 Kennedy Plaza
                           Providence, RI 02903
                           Attention: President

         with a copy sent contemporaneously to the Buyer marked "Attention:
         General Counsel"; or

            (c) to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

         Each such notice shall be deemed given at the time delivered by hand, if personally delivered; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         11.2. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         11.3. Interpretation. This Agreement has been prepared, and negotiations in connection herewith have been carried on, by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against any of the parties hereto.

         11.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal substantive laws of the State of Delaware, without respect to its conflict of laws provisions, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

         11.5. Table of Contents: Sections and Section Headings. The table of contents hereto, and the headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         11.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 11.6 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer. No such transfer or assignment shall relieve the Buyer of its obligations hereunder.

         11.7. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement.

         11.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.9. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Seller and the Buyer.

         11.10. Waiver of Compliance. Any failure of the Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Seller (in respect of failures by the Buyer) or the Buyer (in respect of failures by the Seller).

         11.11. Seller's Knowledge. As used in this Agreement, "to Seller's Knowledge" or "to the best of Seller's Knowledge" or similar phrase shall mean the actual knowledge of the following officers and directors of Seller and
Company: Richard L. Bready, Edward J. Cooney, Kevin W. Donnelly, Almon C. Hall, Bruce E. Fleming, Kurt Kuhnke, Shawn Poe, Lee Meyer, Richard Veach, Mark Watson, and John Wayne. For the purposes of this Agreement, where any statement is expressed to be given or made to Seller's Knowledge, to the best of Seller's Knowledge or is qualified in some other manner having substantially the same effect, such statement shall be deemed to be qualified by the additional statement that reasonable enquiries of the management of Seller have been made prior to the date of this Agreement in respect of the subject matter of the relevant statement.

         11.12. Final Deferred Tax Balances. On or before April 15, 2003, Seller will provide Buyer the final deferred tax balances of the Company as of the Closing Date. Buyer shall timely provide to Seller related information reasonably necessary for Seller's preparation of such balances.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                     BUYER:

                                     ALCOA BUILDING PRODUCTS, INC;




                                     By:  /s/ Gary A. A
                                          --------------------------------------
                                          Title: President

                                     PLY GEM INDUSTRIES, INC.




                                     By:
                                          --------------------------------------



                                     NORTEK INC.




                                     By:
                                          --------------------------------------

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                     BUYER:

                                     ALCOA BUILDING PRODUCTS, INC;




                                     By:  /s/
                                          --------------------------------------
                                          Title



                                     SELLER:

                                     PLY GEM INDUSTRIES, INC.




                                     By:  /s/ Edward J. Coomey
                                          --------------------------------------
                                          Vice President & Treasurer

                                     NORTEK INC.




                                     By:  /s/ Edward J. Coomey
                                          --------------------------------------
                                          Vice President & Treasurer

                                Table of Contents

1.  PURCHASE AND SALE OF SHARES....................................................................    1

    1.1.     Basic Transaction.....................................................................    1
    1.2.     Purchase Price........................................................................    1
    1.3.     The Closing...........................................................................    3
    1.4.     Deliveries at the Closing.............................................................    3
    1.5.     Excluded Liabilities..................................................................    3

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER...................................................    3

    2.1.     Authorization.........................................................................    3
    2.2.     Noncontravention......................................................................    4
    2.3.     Broker's Fees.........................................................................    4
    2.4.     Ownership of Shares...................................................................    4

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY............................    4

    3.1.     Organization, Qualification and Corporate Power.......................................    4
    3.2.     Capitalization........................................................................    5
    3.3.     Non-Contravention.....................................................................    5
    3.4.     Governmental Consent..................................................................    5
    3.5.     Financial Statements..................................................................    5
    3.6.     Absence of Certain Changes............................................................    5
    3.7.     Title to Properties...................................................................    6
    3.8.     Real Property.........................................................................    6
    3.9.     Environmental, Health, and Safety Matters.............................................    7
    3.10.    Material Contracts....................................................................    7
    3.11.    Intellectual Properties...............................................................    8
    3.12.    Litigation............................................................................    8
    3.13.    Legal Compliance......................................................................    8
    3.14.    Employee Benefits.....................................................................    8
    3.15.    Investments...........................................................................    9
    3.16.    Taxes.................................................................................    9
    3.17.    Accounts Receivable...................................................................   10
    3.18.    INTENTIONALLY OMITTED.................................................................   10
    3.19.    Customers and Suppliers...............................................................   10
    3.20.    Permits...............................................................................   10
    3.21.    Insurance.............................................................................   10
    3.22.    Labor Matters.........................................................................   11
    3.23.    No Other Representations or Warranties................................................   11

4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER....................................................   11

    4.1.     Organization and Standing of Buyer....................................................   11
    4.2.     Corporate Approval, Binding Effect....................................................   12

    4.3.     Non-Contravention.....................................................................   12
    4.4.     Investment............................................................................   12
    4.5.     No Other Representations or Warranties................................................   12

5.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS....................................................   12

    5.1.     Opinion of Counsel....................................................................   12
    5.2.     Corporate Documents...................................................................   13
    5.3.     Financial Transition Services Agreement...............................................   13

6.  CONFIDENTIAL INFORMATION.......................................................................   13

    6.1.     ......................................................................................   13
    6.2.     ......................................................................................   13
    6.3.     ......................................................................................   14

7.  NON-COMPETITION AND NON-SOLICITATION AGREEMENT.................................................   14

    7.1.     Non-Competition.......................................................................   14
    7.2.     Non-Solicitation......................................................................   14

8.  OTHER COVENANTS AND AGREEMENTS.................................................................   15

    8.1.     Expenses..............................................................................   15
    8.2.     Further Assurances....................................................................   15
    8.3.     Satisfaction of Conditions Precedent..................................................   15
    8.4.     Public Statements or Releases.........................................................   15
    8.5.     Claims Under Seller Insurance Policies................................................   15
    8.6.     Access to Seller Information, Property and Personnel; Record Retention................   16
    8.7.     Access to Company Information, Property and Personnel; Record Retention...............   16
    8.8.     Employee Benefit Plans................................................................   17

9.  TAX MATTERS....................................................................................   17

    9.1.     Federal, State and Local Income Taxes.................................................   17
    9.2.     Certain Contest Rights................................................................   19
    9.3.     INTENTIONALLY OMITTED.................................................................   19
    9.4.     Termination of Prior Tax Sharing Agreements...........................................   19
    9.5.     INTENTIONALLY OMITTED.................................................................   19

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION....................................   19

    10.1.    Survival of Representations and Warranties............................................   19
    10.2.    Indemnification By the Seller.........................................................   20
    10.3.    Indemnification By the Buyer..........................................................   20
    10.4.    Limitations...........................................................................   21
    10.5.    Claims for Indemnification............................................................   21
    10.6.    Defense of Indemnifying Party.........................................................   22

11. GENERAL........................................................................................   22

    11.1.    Notices...............................................................................   22
    11.2.    Entire Agreement......................................................................   23
    11.3.    Interpretation........................................................................   23
    11.4.    Governing Law.........................................................................   23
    11.5.    Table of Contents: Sections and Section Headings......................................   23
    11.6.    Assigns...............................................................................   23
    11.7.    No Implied Rights or Remedies.........................................................   24
    11.8.    Counterparts..........................................................................   24
    11.9.    Amendments............................................................................   24
    11.10.   Waiver of Compliance..................................................................   24
    11.11.   Seller's Knowledge....................................................................   24
    11.12.   Final Deferred Tax Balances...........................................................   24